COMPENSATION AND FEES TO GENERAL PARTNER AND AFFILIATES

The following table sets forth the types and estimates of the amounts of all fees, compensation, income, distributions and other payments that the General Partner and its Affiliates will or may receive in connection with the business and operations of the Partnership and the Local Partnerships. SUCH FEES, COMPENSATION, INCOME, DISTRIBUTIONS AND OTHER PAYMENTS WERE NOT DETERMINED BY ARM'S-LENGTH BARGAINING. See "Conflicts of Interest."

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
		OFFERING STAGE
Organization, Offering and Selling Expense Reimbursement	General Partner and Affiliates	Up to 3% to 5% of Gross Proceeds, depending upon the number of Units sold: $500,000 (5%) if the minimum number of Units is sold; $1,400,000 (4%) if the maximum number of Units is sold; and $1,500,000 (3%) if the Additional Right is exercised in full.(1)(2)
		ACQUISITION STAGE
Acquisition Fees	General Partner	5.5% of Gross Proceeds: $550,000 if the minimum number of Units is sold; $1,925,000 if the maximum number of Units is sold; and $2,750,000 if the Additional Right is exercised in full.(2)
Non-Accountable Acquisition Expense Allowance	General Partner	1% of Gross Proceeds: $100,000 if the minimum number of Units is sold; $350,000 if the maximum number of Units is sold; and $500,000 if the Additional Right is exercised in full.(2)
Property Development Fee	Affiliates of the General Partner	The lesser of (i) 10% of the total development cost of a Property owned by a Local Partnership, the Local General Partner of which is an Affiliate of the General Partner and (ii) the amount that a disinterested party rendering comparable services would charge. Actual amounts depend upon the development cost of a Property and cannot be estimated at this time.(3)
		OPERATIONAL STAGE
Partnership Management Fee	General Partner	An annual amount equal to 0.425% of Gross Proceeds payable from Cash Flow or Working Capital.(4)
Reimbursement of (i) the actual costs of goods and materials used for or by the Partnership and supplied by persons not affiliated with the General Partner, (ii) the allocable portion	General Partner and Affiliates	The lesser of (i) actual costs incurred, and (ii) 90% of the amount that an independent third party would charge for such services.

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
of certain salaries and benefits, and direct travel, meals, lodging and telephone expenses of employees (i.e., non-controlling persons) of the General Partner on Partnership business, and (iii) direct out-of-pocket expenses incurred for legal, accounting, bookkeeping, computer, printing and public relations services.		
Property Management Fee	Affiliates of the General Partner	Approximately 5% of the annual gross revenues of any Property that is managed by an Affiliate of the General Partner. Actual amounts to be received depend upon the results of operations of the Properties and cannot be estimated at this time.(5)
Local Partnership Administration Fee	Affiliates of the General Partner	2% of gross revenues from operations of any Property that is managed by an Affiliate of the General Partner, payable only from 50% of Operating Cash Flow. Actual amounts to be received depend upon the results of operations and cannot be estimated at this time.(6)
Share of Distributions of Cash Available for Distribution by the Partnership, Profits, Losses, Low-Income Credits and Rehabilitation Credits	General Partner	1% of Cash Available for Distribution, Profits, Losses, Low-Income Credits and Rehabilitation Credits.
Interest and Other Financing Charges or Fees on loans, if any	General Partner and Affiliates	An amount not in excess of the interest or other financing charges or fees that would be charged by unrelated lending institutions on comparable loans for the same purpose and the same locality. Actual amounts depend upon whether Voluntary Loans are made, and the circumstances thereof, and cannot be determined at this time.

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
Local General Partner's Distributive Share of Operating Cash Flow, Profits, Losses, Low-Income Credits and Rehabilitation Credits, in the event that the General Partner or an Affiliate of the General Partner is or becomes, or has an interest in, a Local General Partner.	General Partner and Affiliates	1% of any such distributions by a Local Partnership for any fiscal year. Actual dollar amount depends upon the operations of the Local Partnership and is not determinable at this time.(7)
SALE OR REFINANCING STAGE		
Disposition Fees	General Partner and Affiliates	If the General Partner or any Affiliates provide a substantial amount of the services in the sales effort, 2.5% of the sale price received in connection with the sale or disposition of Properties or Local Partnership Interests, but in no event more than the lesser of (i) 1/2 of the competitive real estate commission, and (ii) 6% of such sales price less all amounts payable to unaffiliated real estate brokers in connection with such sale. Actual amounts depend upon the sales prices of Properties and are not determinable at this time.(8)
Local General Partner's Distributive Share of Sale or Refinancing Proceeds, in the event that the General Partner or an Affiliate of the General Partner is or becomes, or has an interest in, a Local General Partner	General Partner or Affiliates	1% of all distributions by each such Local Partnership of the Sale or Refinancing Proceeds of its Property until the Partnership has received such distributions in an aggregate amount sufficient to provide the Partnership with a return of its allocable Gross Proceeds with respect to such Local Partnership, and thereafter 50% of any remaining such proceeds; provided, however, that in no event will Affiliates of the General Partner receive more than 25% of Sale or Refinancing Proceeds from a Property. Actual amounts depend upon the results of operations of such Local Partnership and cannot be determined at this time.(7)
Share of Partnership Sale and Refinancing Proceeds	General Partner	After payment of any current or deferred Partnership Administration Fees, Additional Administration Fees and Partnership Management Fees, 1% of all distributions of Sale or Refinancing Proceeds by the Partnership until

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
		the Limited Partners have received distributions of Sale or Refinancing Proceeds from the Partnership in an aggregate amount equal to the aggregate Capital Contributions of the Limited Partners (as reduced by prior distributions of Sale or Refinancing Proceeds and returns of uninvested capital); thereafter, after payment of Disposition Fees, if any, 10% of such distributions of Sale or Refinancing Proceeds. See "Profits, Losses and Distributions."

(1) The percentage of Gross Proceeds payable to the General Partner as a reimbursement of Organization, Offering and Selling Expenses will be reduced pro rata for sales between the Minimum Offering and the Maximum Offering (from 5% to 4%) and between the Maximum Offering and the number of Units to be sold upon exercise in full of the Additional Right (from 4% to 3%).

(2) The General Partner anticipates that Acquisition Fees and the Acquisition Expense Allowance will be paid by the Partnership at the time of the Partnership's acquisition of the Local Partnership Interests. Such fees and expense allowance may be paid by a Local Partnership from the capital contributions made by the Partnership in connection with its acquisition of Limited Partnership Interests, if the General Partner provides services to such Local Partnership in connection with the acquisition of a Property. The portion of the Acquisition Fees and Acquisition Expense Allowance payable to the General Partner upon the acquisition of a Local Partnership Interest will be based upon the percentage of Gross Proceeds allocable to an investment in a particular Local Partnership. The General Partner will not receive an Acquisition Fee in connection with the investment by the Partnership in a Local Partnership which is an Affiliate of the General Partner. However, such amounts that would otherwise be payable to the General Partner as Acquisition Fees may be applied to the payment of Organization, Offering and Selling Expenses in excess of 3% to 5% of Gross Proceeds or invested in Local Partnership Interests. Acquisition Expenses in excess of the Acquisition Expense Allowance will be paid by the Local Partnerships or the General Partner and will not be reimbursed by the Partnership.

(3) It is anticipated that Property Development Fees will be paid to The Richman Group Inc., a Delaware corporation which is wholly-owned by Richard P. Richman for both Local Partnerships identified under "Specified Investments." The amount of Property Development Fees cannot be determined until actual development costs have been finally determined.

(4) The Partnership Management Fee will be paid from Cash Flow, after the payment of the Partnership Administration Fee, pro rata with the Additional Administration Fee. If in any year there is insufficient Cash Flow to pay the Partnership Management Fee, such fee may be paid, pro rata with the Additional Administration Fee, from Reserves not constituting Working Capital or from Working Capital to the extent the Partnership Administration Fee for such year has been paid from sources other than Working Capital. Unpaid Partnership Management Fees for any year will accrue without interest and may be paid, pro rata with the Additional Administration Fee, from Cash Flow in any subsequent year, or from Sale or Refinancing Proceeds before the return to the Limited Partners of 100% of their Capital Contributions. See "Profits, Losses and Distributions" and "Summary of the Partnership Agreement."

(5) In certain circumstances, the Property Management Fee may be in excess of 5% of the annual gross revenues of a Property, but will not exceed the amount of property management fees approved by HUD or a Governmental Agency and that would typically be charged by an independent third party rendering comparable services in the same geographic location and that could reasonably be made